Exhibit 10.3.1

APMB Draft January 3, 2005

PERSONAL EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of the date of the last signature hereto, by and between Gamida Cell Ltd. (P.C. No. 51-2601204), of business address at 5 Nachum Hafzadi, Givat Shaul, Jerusalem, 65484 Israel (the “Company”), and Dr. Yael Margolin, ID no. 5167346-5 of 2 Yehoshua Bin-Nun Street, Herzlia (“Executive”).

WHEREAS Company wishes to employ Executive as CEO of the Company, and Executive agrees to be so employed by Company, as of the Commencement Date of Employment and throughout the Term (as such terms are defined hereunder); and

WHEREAS the parties wish to regulate their relationship in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings contained herein, the parties hereto have hereby agreed as follows:

1.	Representations and Warranties

1.1.
Executive represents to Company that as of the Commencement Date of Employment (as defined below) Executive is free to be employed by Company pursuant to the terms contained in this Agreement and there are no contracts, impediments and/or restrictive covenants preventing full performance of Executive’s duties and obligations hereunder.

	1.2.	The Company represents that there is no impediment preventing it from entering into this Agreement with the Executive.

2.	Term

Executive’s employment with Company shall commence as of January 1, 2005 (the “Commencement Date of Employment”) and shall continue until terminated in accordance with the provisions of Section 11 hereof (the “Term”).

3.	Position

	3.1.	Company hereby agrees to employ Executive and Executive hereby agrees to be employed by Company as its Chief Executive Officer (the “Position”).

3.2.
During Executive’s employment with Company in the Position, Executive shall have the authority, functions, duties and responsibilities, as provided by the Companies Law 5759-1999 or as otherwise may be stipulated by the Board of Directors of the Company from time to time, Executive shall report to the Board of Directors.

3.3.
Executive shall serve as a member of the Company’s Board of Directors, ex officio, during the Term only and only for as long as she serves in the Position. Notwithstanding the foregoing provision, the Board of Directors may remove Executive from the Board of Directors at any time during the Notice Period (defined hereinafter).

3.4.
It is hereby acknowledged and agreed that Executive’s Position shall be deemed a senior position and/or one that shall require a special degree of trust; therefore, the provisions of The Work and Rest Hours Law, 1951 (the “Rest Hours Law”), shall not apply to this Agreement and to Executive’s employment with Company.

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4.	Executive’s Duties

Executive affirms and undertakes throughout the Term:

	4.1.	To devote her entire working time, know-how, energy, expertise, talent, experience and best efforts to the business and affairs of Company and to the performance of her duties with the Company.

4.2.
To perform and discharge well and faithfully, with devotion, honesty and fidelity, her obligations pursuant to her Position and to ensure that the strategies and objectives of the Company as determined and approved by the Board of Directors of the Company will be diligently pursued.

	4.3.	To comply with the directives of the Board of Directors.

	4.4.	To travel abroad from time to time if and as may be required pursuant to her Position.

4.5.
Not to receive, at any time, whether during the Term and/or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with her employment with Company, without the Company’s prior written authorization.

4.6.
To immediately and without delay inform the Company’s Board of Directors of any affairs and/or matters that might constitute a conflict of interest with Executive’s Position and/or employment with Company.

4.7.
Not to assume, directly or indirectly, whether with or without consideration, any employment obligations unrelated to the Company (and/or any subsidiary and/or parent company of Company) and not to be retained as a consultant or advisor or contractor (whether or not compensated therefore) to any other business or entity other than with the prior written approval of the Company (not to be unreasonably withheld) and in accordance with the terms and conditions of such approval.

4.8.
Notwithstanding the foregoing provision, Executive shall be permitted to (i) serve as a director on the Board of Directors of Collgard Biopharmaceuticals Ltd.; and (ii) provide consulting services to the FoamOtic project (each a “Permitted Activity” and together, “Permitted Activities”), provided that the Permitted Activities do not exceed, in the aggregate, ten (10) hours per month, and further provided that the carrying out of the Permitted Activities by Executive are subject to the complete fulfillment by Executive of her duties to Company under this Agreement, including her assignment of rights obligations under Section 10 below, and that they do not, nor shall they in the future, constitute a conflict of interest with Executive’s Position and/or employment with Company. In the event that the Company’s Board of Directors determines that one or both of the Permitted Activities constitute a conflict of interest as aforesaid, Executive undertakes to immediately cease the Permitted Activity or Permitted Activities, provided however, that in any event Executive shall be permitted to remain a director of Collgard Biopharmaceuticals Ltd. through the end of February 2005.

4.9.
Not to use in connection with the Position any trade secrets or proprietary information in such a manner that may breach any confidentiality and/or other obligation Executive may have undertaken relating to any former employer(s) and/or any third party.

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5.	Compensation

	5.1.	Subject to and in consideration of Executive’s fulfillment of her obligations in pursuance of this Agreement, Company shall pay Executive a monthly gross salary in the NIS equivalent of Twelve Thousand Dollars (US $12,000) (the “Salary”), based on the representative rate of exchange of the US dollar known on the last day of the month to which the Salary relates (the “Rate of Exchange”), provided however, that the Rate of Exchange shall not be less than the representative rate of exchange of the US dollar known on January 1, 2005.

	5.2.	The Salary shall be payable by no later than the ninth (9th) day of the consecutive calendar month following the calendar month of employment to which the payment relates.

	5.3.	Israeli income tax and other applicable withholdings with respect to the Salary shall be deducted from the Salary by the Company at source.

	5.4.	The Salary shall serve as the basis for deductions and contributions to managers’ insurance policy (Bituach Menahalim) and advanced study fund (Keren Hishtalmut) pursuant to sections 6.1 and 6.2 hereunder, and for the calculation of all social benefits.

6.	Social and Fringe benefits

	6.1.	Managers’ Insurance and Pension Fund

6.1.1.
Company shall contribute an aggregate monthly amount equal to up to 15.83% of the Salary as premium on a Managers’ Insurance (Bituach Menahalim) policy or a Pension Fund policy, as designated by the Executive to the Company in writing (the “Social Benefits Policy”).

6.1.2.
The abovementioned contributions by Company shall be as follows: 5% towards compensatory payments (the “Compensatory Payments Component”), 8.33% towards severance payments (the “Severance Payments Component”), and up to 2.5% towards a disability insurance.

6.1.3.
In addition, Executive shall contribute, and for that purpose Executive irrevocably authorizes and instructs Company to deduct from her Salary at source, an aggregate monthly amount equal to 5% of the Salary to such Social Benefits Policy. The percentages set forth in Section 6.1.2 above, in this Section 6.1.3, and in Section 6.1.5 below, shall be adjusted, from time to time, in compliance with the applicable tax regulations.

		6.1.4.	Executive shall bear any and all taxes in connection with amounts paid by Executive and/or Company to the Social Benefits Policy pursuant to this Section 6.1.

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6.1.5.
Executive may, at her option, notify the Company in writing that Company’s and Executive’s aforesaid contributions to the Compensatory Payments Component of the Social Benefits Policy are to be calculated on the basis of that portion of the Salary up to, but not exceeding, the recognized ceiling for contributions to the Social Benefits Policy, that are exempted from taxes under the provisions of applicable law as shall be in effect from time to time (the “Social Benefits Ceiling”). In such event, Executive shall be entitled to an additional monthly gross payment in an amount equal to 5% of that portion of the Salary that exceeds the Social Benefits Ceiling (the “Additional Social Benefits Payment”). Executive shall bear any and all taxes applicable in connection with the payment by Company and/or the receipt by Executive of the Additional Social Benefits Payment. For the removal of doubt, it is hereby clarified that the Additional Social Benefits Payment shall not constitute part of the Salary for purposes of Section 5.4 above.

6.1.6.
In the event of termination of the Executive’s employment under this Agreement for any reason (including resignation by the Executive), other than a Termination for Cause (as defined hereinafter), (a) Executive shall be entitled to receive full severance pay (as calculated in accordance with the Severance Pay Law - 1963), whether or not she is entitled to severance pay pursuant to the aforesaid law, and (b) all sums accumulated in the Severance Payments Component and the Compensatory Payments Component of the aforesaid Social Benefits Policy shall be released to Executive without delay. Executive shall bear all taxes related to such transfers, if any.

	6.1.7.	All funds accumulated in the Severance Payments Component and released to Executive as set forth above shall be counted towards Company’s aforesaid obligation to pay to Employee severance pay.

6.2.	Advanced Study Fund

	6.2.1.	Company shall contribute towards an advanced study fund (Keren Hishtalmut) (the “Advanced Study Fund”) an aggregate monthly amount equal to 7.5% of the Salary.

6.2.2.
Executive shall contribute, and for that purpose, Executive irrevocably authorizes and instructs Company to deduct from her Salary at source, an aggregate monthly amount equal to 2.5% of the Salary as Executive’s participation in such Advanced Study Fund.

	6.2.3.	Executive shall bear any and all taxes applicable in connection with amounts payable by Executive and/or Company to the Advanced Study Fund pursuant to this Section 6.2.

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6.2.4.
Executive may, at her option, notify the Company in writing that Company’s and Executive’s aforesaid contributions to the Advanced Study Fund are to be calculated on the basis of that portion of the Salary up to, but not exceeding, the recognized ceiling for contributions to the Advanced Study Fund, that are exempted from taxes under the provisions of applicable law as shall be in effect from time to time (the “Advanced Study Fund Ceiling”). In such event, Executive shall be entitled to an additional monthly gross payment in an amount equal to 7.5% of that portion of the Salary that exceeds the Advanced Study Fund Ceiling (the “Additional Advanced Study Fund Payment”). Executive shall bear any and all taxes applicable in connection with the payment by Company and/or the receipt by Executive of the Additional Advanced Study Fund Payment. For the removal of doubt, it is hereby clarified that the Additional Advanced Study Fund Payment shall not constitute part of the Salary for purposes of Section 5.4 above.

6.2.5.
In the event of termination of Executive’s employment under this Agreement for any reason, Executive shall be entitled to all sums accumulated in the Advanced Study Fund, and shall bear all taxes related to her receipt of such sums, if any.

6.3.	Annual Leave

Executive shall be entitled to an annual leave totaling, in the aggregate, 22 working days per year (the “Annual Leave Quota”). Annual leave shall be taken with adequate regard to the needs of Company. Unexploited leave days may be accumulated up to a maximum of twice the Annual Leave Quota

6.4.	Sick Leave

Executive shall be entitled to sick leave in accordance with the provisions of the Sickness Pay Law, 1976. . Notwithstanding the foregoing, the Executive shall be entitled to full sick leave pay commencing upon the first day of illness.

6.5.	Company Car

	6.5.1.	Company shall provide Executive with a class 4 car (i.e., not exceeding a value of $____) (the “Company Car”) to be placed at Executive’s disposal, for her business and reasonable personal use.

6.5.2.
Executive shall take good care of such Company Car and ensure that Company’s rules relating to Company Car and the provisions of the insurance policy relating to the use of said car, are strictly, lawfully and carefully observed.

In the event that the Company Car shall be leased from a leasing company, Executive undertakes to strictly comply with all of the provisions of the lease agreement with said leasing company relating to the use of the Company Car.

	6.5.3.	Executive shall bear and pay all expenses relating to any violation of law committed by the Executive in connection with the use of Company Car.

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6.5.4.
The value of the monthly use of the Company Car shall be added to the Salary, in accordance with income tax regulations applicable thereto and Company shall gross up Executive’s Salary to cover any taxes imposed on Executive in connection with the Company Car and/or the use thereof.

6.5.5.
Executive shall return the Company Car (together with its keys and any other equipment supplied and/or installed therein by Company) to Company’s principal office upon termination of her employment under this Agreement. Executive shall have no rights of lien with respect to Company Car and/or any of said other equipment.

6.6.	Phones and Internet

	6.6.1.	The Company shall provide Executive with, and pay for the use of, a cellular phone (the “Cellular Phone”) for Executive’s use in the course of performing her obligations under her Position.

	6.6.2.	Executive shall bear all (if any) taxes applicable to her in connection with the Cellular Phone and/or the use thereof.

6.6.3.
Upon termination of her employment under this Agreement, Executive shall return the Cellular Phone to Company at its principal office. Executive shall have no rights of lien with respect to the Cellular Phone.

	6.6.4.	In addition and without limitation to the above, the Company shall fully reimburse Executive for expenses related to her use of a home-phone line and at home high-speed Internet connection.

6.7.	Recreation Pay

Executive shall be entitled to annual recreation pay (D’mey Havra’ah) in an amount to be determined in accordance with Israeli regulations with respect to such recreation pay.

6.8.	Expenses

The Company shall pay or reimburse the executive for all reasonable expenses incurred by the Executive in discharge of her responsibilities hereunder, in Israel. In addition, and without limitation to the above, Company shall reimburse Executive, or pay, for those of Executive’s international travel expenses as have been previously approved by the Board of Directors, including airline tickets, hotel accommodations and other travel-related expenses. Any reimbursement of expenses under this Section 6.8 shall be conditioned upon receipt by Company of copies of all invoices, receipts and other evidence of expenditures as may be required by Company policy from time to time.

6.9.	Officers’ Liability Insurance

The Company shall obtain on behalf of the Executive officers’ liability insurance and shall provide the Executive with a written undertaking to indemnify and release, all in accordance with the officers and directors insurance and indemnity currently provided by the Company to its officers and directors.

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	6.10.	Performance Bonus

A review of Executive’s performance shall be conducted on an annual basis by the Company’s Board of Directors and the Board shall determine, at its sole discretion, whether Executive shall be entitled to a bonus for her performance and if so, in what amount. For the removal of doubt, it is hereby clarified that nothing in the aforestated shall be construed as obligating the Company to grant Executive a bonus, or to grant a bonus in any particular amount.

7.	Options

7.1.
The Company hereby undertakes to grant to the Executive, as soon as practicable following the Commencement Date of Employment, options (the “Options”) entitling Executive to purchase 200,000 Ordinary Shares “B” of Company (the “Shares”), at an exercise price of $1.41 per share.

	7.2.	The vesting periods for the Options shall be three years and the vesting schedule shall be as follows:

1/3 of the Options shall vest on the first anniversary of the Commencement Date of Employment. The remaining 2/3 of the Options shall vest on a monthly basis during the 24 month period between the first and third anniversaries of the Commencement Date of Employment.

7.3.
Notwithstanding the foregoing, the Options shall immediately vest and become exercisable with respect to the aggregate number of Shares subject to the Options upon (a) the Company’s initial public offering; (b) the occurrence of a merger or sale of the Company, other than a merger with or a sale to a wholly owned subsidiary or pursuant to a reorganization of the Company, e.g., a reorganization and immigration of the Company into a Delaware corporation for purposes of changing the Company’s domicile or jurisdiction of registration; or (c) a sale of all or substantially all of the Company’s shares or assets (“Exit Event”). For clarification purposes, any agreement with Teva Pharmaceutical Industries Ltd. (“Teva”) pursuant to the MOU entered into between the Company and Teva on February 27, 2003, shall not be deemed an Exit Event triggering the acceleration provided under this Section 7.3.

7.4.
The Options shall be granted pursuant to, and in accordance with the terms of, the Company’s stock option plan (the “Plan”) and the option agreement to be entered into between the Company and the Executive in the form approved by the Board of Directors (the “Option Agreement”). The Options shall be classified as Capital Gain Options. In the event of the termination of this Agreement by Company or by Executive, other than a Termination for Cause, those Options which have vested as of the aforesaid termination shall be exercisable for that period of time which is the shorter of (i) a period of (five) 5 years from the effective date of termination of this Agreement; and (ii) the period of time commencing on the effective date of termination of this Agreement and ending on the occurrence of an Exit Event, provided that (x) such Exit Event results in the termination of all options and similar rights held by all of the Company’s option-holders and warrant-holders who are not employees of the Company at the time of the Exit Event, (y) Company informs Executive in writing, subject to Executive’s prior written confidentiality undertaking, immediately following the signing of a definitive agreement contemplating such Exit Event, such notice including the material terms and conditions of the expected Exit Event, and (z) Executive shall have the right to condition her exercise of the Options on the actual occurrence of the Exit Event, such that the lack of such occurrence shall entitle the Executive to rescind her decision to so exercise, thereby resulting in an obligation of the Company to promptly return to Executive any exercise price paid by her (if any).

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7.5.
The Company undertakes that all shares issued to the Executive upon exercise of the Options shall be duly authorized and validly issued, fully paid and nonassessable, free and clear of liens, claims, charges, encumbrances, and any third party rights.

7.6.
All terms of the Options not specifically set forth in this Section 7, including customary provisions such as those pertaining to certain adjustments, restrictions on transfer, termination of employment and tax liability, shall be as set forth in the Plan and in the Option Agreement.

7.7.
Executive undertakes to execute any and all documents, including the Option Agreement, as may be required by the Company in connection with the Options, and the grant of the Options shall be subject to Executive’s fulfillment of the aforesaid undertaking.

8.	Proprietary Information and Confidentiality

8.1.
The Executive is aware that, in the course of employment under this Agreement, she may have access to, and be entrusted with, information in respect of the business and financing of the Company and/or its affiliates (both present and future) and/or subsidiaries (both present and future) (together, the “Affiliates”), their dealings, transactions and affairs, and likewise in relation to their customers and suppliers, all of which information may be confidential. The Executive also acknowledges and agrees that the Company and/or Affiliates possess and will continue to possess, acquire and develop information and technology that has been created, discovered or developed, or has otherwise become known to the Company and/or Affiliates, which information has commercial value in the business in which the Company and/or Affiliates is engaged. All of the above information, whether documentary, written, oral or computer generated, shall be deemed to be and referred to as “Proprietary Information”, which by way of illustration, but not limitation, includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, products and/or technologies (actual or planned), marketing plans, strategies, forecasts and customer lists, Proprietary Information shall not include any of the foregoing which the Executive can establish was known to her prior to the date of disclosure by the Company and/or Affiliates or is at the date of the Agreement, or in the future becomes, public knowledge as evidenced by published or generally available materials, other than by breach of this section. The obligations of confidentiality hereunder shall not apply to information required by law to be disclosed by Executive, provided that the Executive notifies the Company of such requirement as soon as practicable and prior to any anticipated disclosure.

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8.2.
Executive agrees and declares that all Proprietary Information, patents and/or patent applications, copyrights and other intellectual properly rights in connection therewith, are and shall remain the sole property of Company and/or Affiliates and their assigns. All business records, papers and documents however documented, kept or made by Executive relating to the business and affairs of Company and/or Affiliates shall be and remain the property of Company and/or Affiliates, as the case may be.

8.3.
Executive further recognizes and acknowledges that such Proprietary Information is a valuable and unique asset of the business and affairs of Company and/or Affiliates, and that its use or disclosure other than in accordance with the provisions of this Agreement, would cause Company and/or Affiliates, as the case may be, substantial loss and damages, Accordingly, Executive undertakes and agrees that, at all times, during the Term and upon its expiration thereafter, Executive shall keep in confidence and trust all Proprietary Information, and any part thereof, and shall not use or disclose and/or make available, directly or indirectly, to any third party any Proprietary Information without the prior written consent of Company, except and to the extent as may be necessary in the ordinary course of performing Executive’s duties pertaining to Company and except and to the extent as may be required under any applicable law, regulation, judicial decision or determination of any governmental entity.

8.4.	Without derogating from the generality of the foregoing, Executive agrees as follows:

8.4.1.
She shall not copy, transmit, reproduce, summarize, quote, publish and/or make any commercial or other use whatsoever of the Proprietary Information, or any part thereof, without the prior written consent of Company, except as may be necessary in the performance of her duties pertaining to Company;

8.4.2.
She shall exercise strict care in safeguarding the Proprietary Information against loss, theft or other inadvertent disclosure and shall take all reasonable steps necessary to ensure the maintaining of confidentiality;

8.4.3.
Upon termination of her employment, and/or as otherwise requested by Company, she shall promptly deliver to Company all Proprietary Information and any and all copies thereof, whether in written or electronic form, that had been furnished to Executive, prepared thereby and/or came to her possession in any manner whatsoever, during and in the course of her employment with Company, and shall not retain and/or make copies thereof in whatever form.

	8.5.	The provisions of this Section 8 shall survive termination of this Agreement and shall remain in full force and effect at all times thereafter.

9.	Non-Competition and Non-Solicitation

9.1.	Executive hereby covenants that throughout the Term and thereafter for a period of twelve (12) months following the effective date of termination of Executive’s employment howsoever arising, Executive shall not;

9.1.1.
Engage, directly or indirectly, in any capacity whatsoever, whether independently or as an employee, consultant or otherwise through any corporate body and/or with or through others, in direct competition with the Company and/or Affiliates.

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	9.1.2.	Accept any position, whether as employee, consultant or otherwise with, or hold any interest in, any corporate body that competes directly with Company and/or Affiliates, provided however, that nothing stated herein shall preclude Executive from owning a stock interest in any corporation, provided it is solely a passive interest.

	9.1.3.	Whether on her own account and/or on behalf of others, in any way interfere with and/or endeavor to entice away, or offer or solicit for the purpose of so interfering and/or enticing away, from Company and/or its Affiliates, any person, firm or company with whom Company and/or its Affiliates shall have any contractual and/or commercial relationship as an employee, consultant, licenser, joint venturer, supplier, customer, distributor, agent or contractor of whatsoever nature, existing or under negotiation on, or prior to, the effective date of termination of Executive’s employment with Company.

9.2.	Executive is aware of and acknowledges that her obligations, under this Section 9, are derived of her access to the Confidential Information, and the Options granted to her according to Section 7 above constitute a special consideration given to Executive in return for the aforesaid undertakings.

10.	Inventions

10.1.
Executive shall promptly disclose and describe to Company any ideas, inventions, mask works, discoveries, original works of authorship, developments, improvements, modifications, and enhancements, whether or not capable of being patented or copyrighted, which she may solely or jointly with others, conceive, develop or reduce to practice or cause to be conceived or reduced to practice during the Term, whether or not conceived during working hours, which pertain to or relate to Company and/or Affiliates, including, without limitation, its technology and/or business, or to any experimental work performed by Company and/or Affiliates, and/or arise from Executive’s employment with Company (collectively, the “Inventions”).

10.2.
All Inventions, and any and all rights, interests and title therein, including the droit moral therein, shall be the exclusive property of Company and/or Affiliates, as the case may be, and Executive shall not be entitled to, and hereby waives now and/or in the future, any claim to any right, compensation and/or reward in connection therewith.

10.3.
In the event that by operation of law, any Invention shall be deemed Executive’s, Executive hereby assigns and shall in the future take all the requisite steps (including by way of illustration only, signing all appropriate documents) to assign to company or its designee(s) (including Affiliates) any and all of her foregoing rights, titles and interests worldwide in and to the Inventions and in all intellectual property rights based upon the Inventions, and acknowledges and shall in the future acknowledge Company’s full and exclusive ownership of intellectual property rights, both foreign and domestic, relating to the Inventions. To the extent necessary, Executive shall, prior to or following termination of this Agreement and at the Company’s exclusive cost, execute all documents and take all steps reasonably necessary to effectuate the assignment to Company and/or its designee and/or assist Company to obtain the exclusive and absolute rights, title and interests in and to all Inventions, whether by the registration of patent, trade mark, trade secret and/or any other applicable legal protection, and to protect same against infringement by any third party.

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This provision shall apply with equal force and effect to all items that may be subject to copyright or trademark protection.

	10.4.	The provisions of this Section 10 shall survive termination of this Agreement and shall be and remain in full force and effect at all times thereafter.

11.	Termination

11.1.
Either party may, at any time, during the Term, furnish the other party hereto with a written notice that this Agreement is terminated (the “Termination Notice”). The Termination Notice may be with or without cause and must be furnished to the other party, at least 3 (three) months prior to the Termination Notice having effect (the “Notice Period”). The Termination Notice shall set forth both the date on which said notice is being furnished and the date on which the Termination Notice shall be effective.

11.2.	In the event that a Termination Notice is delivered by either party hereto, the following shall apply:

	11.2.1.	During the Notice Period, Executive shall be obligated to continue to discharge and perform all of her duties and obligations with Company and to take all steps, satisfactory to Company, to ensure the orderly transition to any persons designated by Company of all matters handled by Executive during the course of her employment with Company.

11.2.2.
Notwithstanding the provisions of Section 11.2.1 above to the contrary, by notifying Executive concurrently with or at any time after a Termination Notice is delivered by either party hereto, Company shall be entitled to waive Executive’s services with Company during the Notice Period, or any part thereof and/or terminate the employer-employee relationship prior to the completion of the Notice Period. In such events, Executive shall be entitled to the Salary and the social and fringe benefits detailed in Sections 6.1, 6.2, 6.3, 6.5, and 6.7 for the duration of the Notice Period, or, in the event Company has terminated the employer-employee relationship, to payment of a lump-sum amount equal to the Salary and to the value of the aforesaid social and fringe benefits.

11.3.	Transition Period. In addition and without limitation to the provisions of Section 11.1 and 11.2 above, in the event of termination of the Executive’s employment under this Agreement for any reason (including resignation by the Executive), other than Termination for Cause, Executive shall be entitled to a 3 (three) months transition period (the “Transition Period”) starting immediately upon the expiration of the Notice Period. For the duration of the Transition Period, Executive shall receive the Salary and the social and fringe benefits detailed in Sections 6.1, 6.2, 6.3, 6.5, and 6.7 hereof. At the request of the Company, Executive shall consult with the Company during the Transition Period, up to 15 hours per month, Executive shall not be entitled to receive any additional compensation for such consulting.

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11.4.
The provisions of Sections 11.1 and 11.2 above notwithstanding, Company, by furnishing a notice to Executive, shall be entitled to terminate her employment with Company with immediate effect where said termination is a Termination for Cause. In the event of such termination, without derogating from the rights of Company under this Agreement and/or any applicable law, Executive shall not be entitled to any of the consideration specified in Sections 11.1 and 11.2 above and/or to severance pay and/or to Company’s contributions to the Social Benefits Policy (Severance Payments Component). Executive shall be entitled to the Compensatory Payments Component and to the Advanced Study Fund.

11.5.
As used in this Agreement, the term “Termination for Cause” shall mean termination of Executive’s employment with Company as a result of the occurrence of any one of the following: (i) Executive has been convicted of a dishonorable criminal offense; (ii) Executive is in breach of her duties of trust or loyalty to Company; (iii) Executive deliberately causes harm to Company’s business affairs; (iv) Executive breaches Section 8 (confidentiality) and/or Section 9 (non-competition and non-solicitation) and/or Section 10 (assignment of inventions) of this Agreement; and/or (v) other misconduct that negate Executive’s entitlement to severance payments under any applicable law and/or under any judicial decision of a competent tribunal.

11.6.
Without derogating from Company’s rights pursuant to any applicable law, in the event that Executive shall terminate employment with Company with immediate effect or upon shorter notice than the Notice Period, Company shall have the right to receive from the Executive an amount equal to the Salary and/or any benefits to which Executive shall have otherwise been entitled for his employment hereunder during the Notice Period, or any part thereof, as the case may be.

11.7.
Upon termination of Executive’s employment with Company, Executive affirms and undertakes to transfer her Position to her replacement, as shall be determined by Company, in an efficient, complete, appropriate and orderly manner, and to fulfill her obligations under sections 6.5.5, 6.6.3, and 8.4.4 above.

12.	Approval of Beard of Directors

This Agreement is subject to the approval of the Board of Directors of the Company and shall come into full force and effect only upon such approval and the execution thereof by those authorized by the Board of Directors to sign this Agreement on its behalf.

13.	General Provisions

13.1.
The parties acknowledge that no adequate remedy at law exists in which to enforce the terms and conditions of this Agreement. Therefore, in the event the Executive breaches the confidentiality, non-compete or assignment of inventions provisions of this Agreement, the Company shall be entitled to injunctive relief (including the issuance of a mandatory injunction) prohibiting the continuing breaches of the Agreement or ordering the Executive to assign the Inventions.

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13.2.
Except as otherwise provided herein, Company shall withhold, or charge Executive with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Executive in connection with her employment with Company.

13.3.
Any failure or delay by either party in enforcing any of the provisions of thin Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent such party thereafter from enforcing each and every other provision of this Agreement, which were previously not enforced.

13.4.	This Agreement shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by both parties or their duty authorized representatives.

13.5.
This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The parties submit to the exclusive jurisdiction of the competent courts of the State of Israel in any dispute related to this Agreement.

13.6.
This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matters hereof, and supersedes all prior agreements and understandings between the parties with respect thereto.

13.7.
Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof. Words in the masculine gender shall include the feminine gender.

13.8.
Any notice to be given to the Company under this Agreement shall be addressed to the Chairman of the Board of Directors at the offices of the Company. Any notice to the Executive shall be addressed to her home address at 2 Yehoshua Bin-Nun Street, Herzeliya. Either party may designate a different address by notice in writing to the other party pursuant to this Section. Each notice and/or demand given by one party to the other pursuant to this Agreement shall be in writing and shall be either delivered by hand or sent by registered mail to the other party at the address stated in this Section or as otherwise notified pursuant to this Section, and such notice and/or demand shall be deemed given at the expiration of seventy two (72) hours from the date of mailing by registered mail in Israel or immediately if delivered by hand.

IN WITNESS WHEREOF, the parties hereto have each hereby duly executed this Agreement on the day and year set forth below their respective signatures.

Gamida Cell Ltd.		Dr. Yael Margolin
By:	RUBEN KRUPIK
Title:	DIRECTOR
Dated:	6/1/05	Dated:	10.1.2005

704/201/99